Exhibit 10.5

FORM OF AGREEMENT AND WAIVER

This AGREEMENT AND WAIVER (this “Agreement”), dated as of July 21, 2023, is entered into by and between Ondas Holdings, Inc., a Nevada corporation (the “Company”), and the investor signatory below (the “Holder”). Unless otherwise specified herein, capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Securities Purchase Agreement (as defined below).

RECITALS

A. The Company and the Holder are parties to that certain Securities Purchase Agreement, dated as of October 26, 2022 (as amended, modified or waived, from time to time, the “Securities Purchase Agreement”), pursuant to which the Holder purchased from the Company that certain 3% Senior Convertible Note Due 2023, in the aggregate original principal amount of $34.5 million (the “Original Note”), which was subsequently exchanged into that certain 3% Senior Convertible Note Due 2024 (as amended, modified or waived, from time to time, the “Existing Note”, and together with any Additional Notes that may be issued from time to time, the “Notes”).

B.  The Company (i) intends to consummate a private placement of preferred stock of Ondas Networks Inc., which includes the issuance of warrants of the Company, in accordance with those certain documents attached hereto as Exhibit A (the “New Offering”) and desires that the Holder waive Section 4(q) of the Securities Purchase Agreement, solely with respect to the New Offering and not with respect to any other Subsequent Placement (the “New Offering Waiver”), (ii) desires that the Holder waive, in part, Section 4(n) of the Securities Purchase Agreement and Section 10 of the Notes, such that, until the earlier of (A) January 19, 2024 and (B) the Stockholder Approval Date (as defined below), the Required Reserve Amount shall be 40,000,000 shares of Common Stock (the “Share Reservation Waiver”), (iii) desires that the Holder waive, in part, the Maturity Date (as defined in the Notes) of the Notes, such that the Maturity Date shall be extended to April 28, 2025 (the “Maturity Date Extension”), (iv) desires to waive the last sentence of Section 8(e) of the Notes (such that last sentence of Section 8(e) of the Notes shall have no further force and effect) (the “Acceleration Waiver”), (v) desires, upon the Effective Time (the “Reset Date”), pursuant to Section 7(g) of the Notes, that the Company, with the consent of the Holder, reduce the Conversion Price of the Notes to the lower of (A) the Conversion Price then in effect and (B) the greater of (x) the Floor Price (as defined in the Notes) then in effect and (y) 125% of the lowest VWAP (as defined in the Notes) of the Common Stock during the five (5) consecutive Trading Day period ending and including the Trading Day immediately prior to the Reset Date; provided, that, in addition, during the period commencing on the Effective Time through and including September 30, 2023, the Conversion Price of the Notes, solely with respect to voluntary conversions of such aggregate Conversion Amount of the Notes not in excess of such aggregate Current Installment Amounts of such applicable period (or otherwise eligible to be converted in one or more Accelerations during such applicable period), shall be further lowered to the Installment Conversion Price (as defined in the Existing Note) in effect for the Installment Date (as defined in the Existing Note) of the Existing Note of July 3, 2023 (collectively, the “Reset Adjustment”), (vi) upon the occurrence of any Conversion Floor Price Condition (as defined in the Notes) in connection with conversion, in whole or in part, of the Notes (including, without limitation, any Alternate Conversion or Installment Conversion thereunder), the Company shall be automatically deemed to have waived, in part, the Floor Price, such that the Floor Price shall be reduced to the greater of (x) 20% of the Minimum Price (as defined in Nasdaq Rule 5635(d)) as of the Effective Time and (y) such price that would result in such Conversion Floor Price Condition not to have occurred with respect to such applicable conversion of the Notes, (vii) desires to amend Section 1(b)(ii) of the Securities Purchase Agreement such that the Additional Closing Expiration Date shall be April 28, 2026 (the “AIR Extension”), (viii) desires to increase the aggregate principal amount of Notes issuable in one or more Additional Closings (such incremental increased amount, the “Additional Closing Incremental Amount”) by amending Recital B(iii) of the Securities Purchase Agreement and Column (4) of the Schedule of Buyers attached to the Securities Purchase Agreement, respectively, to replace “$34,500,000”, in each case, with “46,000,000” (such amendment, the “Additional Closing Increase Amendment”) and (ix) desires that the Holder consent to the Reset Adjustment (the “Holder Consent”).

TERMS OF AGREEMENT

In consideration of the premises and further valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Waivers; Consents; Amendments.

(a) Holder Waiver; Consent; Agreements;. Effective as of the Effective Time, the Holder hereby grants the Company the New Offering Waiver and the Share Reservation Waiver, consents to the Holder Consent and agrees to the Additional Closing Increase Amendment.

(b) Company Waiver; Agreements. Effective as of the Effective Time, the Company hereby grants the Holder the Acceleration Waiver and agrees to the Reset Adjustment, the Maturity Date Extension, the Additional Closing Increase Amendment and the AIR Extension.

2.	Representations and Warranties.

(a) Company Bring Down. Except as set forth on Schedule 2(a) attached hereto, the Company hereby makes the representations and warranties to the Holder as set forth in Section 3 of the Securities Purchase Agreement (as amended hereby) as if such representations and warranties were made as of the date hereof and as of the Effective Time as set forth in their entirety in this Amendment, mutatis mutandis. Such representations and warranties to the transactions thereunder and the securities issued pursuant thereto are hereby deemed for purposes of this Agreement to be references to the transactions hereunder and the issuance of the securities pursuant hereto, references therein to “Closing Date” being deemed references to the Effective Time, and references to “the date hereof” being deemed references to the date of this Agreement.

(b) Holder Bring Down. The Holder hereby makes the representations and warranties to the Company as set forth in the Securities Purchase Agreement (as amended hereby) as if such representations and warranties were made as of the date hereof and as of the Effective Time as set forth in their entirety in this Amendment, mutatis mutandis. Such representations and warranties to the transactions thereunder and the securities issued pursuant thereto are hereby deemed for purposes of this Agreement to be references to the transactions hereunder and the issuance of the securities pursuant hereto, references therein to “Closing Date” being deemed references to the Effective Time, and references to “the date hereof” being deemed references to the date of this Agreement. Holder has good and valid title to the Existing Note free and clear of any lien, mortgage, security interest, pledge, charge or encumbrance of any kind (other than with respect to a bona fide margin account in the ordinary course of business).

3. Disclosure of Transaction. The Company shall, on or before 9:30 a.m., New York City Time, on or prior to the first business day after the date of this Agreement, file a Current Report on Form 8-K describing the terms of the transactions contemplated hereby in the form required by the 1934 Act and attaching this Agreement as an exhibit to such filing (excluding schedules, the “8-K Filing”). From and after the filing of the 8-K Filing, the Company shall have disclosed all material, non-public information (if any) provided up to such time to the Holder by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents. In addition, upon the filing of the 8-K Filing, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement with respect to the transactions contemplated hereby or as otherwise disclosed in the 8-K Filing, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and any of the Holder or any of their affiliates, on the other hand, shall terminate. Neither the Company, its Subsidiaries nor the Holder shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, the Company shall be entitled, without the prior approval of the Holder, to issue a press release or make such other public disclosure with respect to such transactions (i) in substantial conformity with the 8-K Filing and contemporaneously therewith or (ii) as is required by applicable law and regulations (provided that in the case of clause (i) the Holder shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release). Without the prior written consent of the Holder (which may be granted or withheld in the Holder’s sole discretion), except as required by applicable law, the Company shall not (and shall cause each of its Subsidiaries and affiliates to not) disclose the name of the Holder in any filing, announcement, release or otherwise.

4. Fees. The Company shall reimburse Kelley Drye & Warren, LLP (counsel to the lead Holder) in an aggregate non-accountable amount of $20,000 (the “Legal Fee Amount”) for costs and expenses incurred by it in connection with drafting and negotiation of this Agreement. Each party to this Agreement shall bear its own expenses in connection with the structuring, documentation, negotiation and closing of the transactions contemplated hereby, except as provided in the previous sentence and except that the Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, transfer agent fees, Depository Trust Company fees relating to or arising out of the transactions contemplated hereby.

5. Most Favored Nation. The Company hereby represents and warrants as of the date hereof and covenants and agrees that none of the terms offered to any Person with respect to any amendment, modification, or waiver, including, without limitation with respect to any consent, release, amendment, settlement, or waiver relating thereto (each an “Settlement Document”), is or will be more favorable to such Person (other than any reimbursement of legal fees) than those of the Holder and this Agreement. If, and whenever on or after the date hereof, the Company enters into a Settlement Document, then (i) the Company shall provide notice thereof to the Holder promptly following the occurrence thereof and (ii) the terms and conditions of this Agreement shall be, without any further action by the Holder or the Company, automatically amended and modified in an economically and legally equivalent manner such that the Holder shall receive the benefit of the more favorable terms and/or conditions (as the case may be) set forth in such Settlement Document, provided that upon written notice to the Company at any time the Holder may elect not to accept the benefit of any such amended or modified term or condition, in which event the term or condition contained in this Agreement shall apply to the Holder as it was in effect immediately prior to such amendment or modification as if such amendment or modification never occurred with respect to the Holder. The provisions of this Section 5 shall apply similarly and equally to each Settlement Document.

6. Effective Time. Except as otherwise set forth in this Section 6, this Agreement shall be effective (the “Effective Time”) upon the later of (a) the time of due execution and delivery by the Company and the Holder of this Agreement and (b) the time of payment of the Legal Fee Amount to Kelley Drye & Warren LLP.

7. Stockholder Approval. The Company shall either (x) if the Company shall have obtained the prior written consent of the requisite stockholders (the “Stockholder Consent”) to obtain the Stockholder Approval (as defined below), inform the stockholders of the Company of the receipt of the Stockholder Consent by preparing and filing with the SEC, as promptly as practicable after the date hereof, but prior to the forty-fifth (45th) calendar day after the Closing Date (or, if such filing is delayed by a court or regulatory agency, in no event later than 90 calendar days after the Effective Time), an information statement with respect thereto or (y) provide each stockholder entitled to vote at a special meeting of stockholders of the Company (the “Stockholder Meeting”), which shall be promptly called and held not later than October 17, 2023 (the “Stockholder Meeting Deadline”), a proxy statement, in each case, in a form reasonably acceptable to the Buyers and Kelley Drye & Warren LLP, at the expense of the Company, with the Company obligated to reimburse the expenses of Kelley Drye & Warren LLP incurred in connection therewith in an amount not exceed $5,000. The proxy statement, if any, shall solicit each of the Company’s stockholder’s affirmative vote at the Stockholder Meeting for approval of resolutions (“Stockholder Resolutions”) providing for (x) the approval of the issuance of such portion of the Securities issued or issuable solely with respect to the Additional Closing Incremental Amount in compliance with the rules and regulations of the Principal Market (without regard to any limitations on conversion set forth in the applicable Notes) and (y) the increase of the authorized shares of the Company from 116,666,667 to 300,000,000 (such affirmative approval being referred to herein as the “Stockholder Approval”, and the date such Stockholder Approval is obtained, the “Stockholder Approval Date”), and the Company shall use its reasonable best efforts to solicit its stockholders’ approval of such resolutions and to cause the Board of Directors of the Company to recommend to the stockholders that they approve such resolutions. The Company shall be obligated to seek to obtain the Stockholder Approval by the Stockholder Meeting Deadline. If, despite the Company’s reasonable best efforts the Stockholder Approval is not obtained on or prior to the Stockholder Meeting Deadline, the Company shall cause an additional Stockholder Meeting to be held on or prior to December 16, 2023. If, despite the Company’s reasonable best efforts the Stockholder Approval is not obtained after such subsequent stockholder meetings, the Company shall cause an additional Stockholder Meeting to be held semi-annually thereafter until such Stockholder Approval is obtained.

8. Ratification. Except as otherwise expressly provided herein, the Transaction Documents, are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects.

9. Miscellaneous. Section 9 of the Securities Purchase Agreement (as amended hereby) is hereby incorporated by reference herein, mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, the Holder and the Company have caused their respective signature page to this Agreement and Waiver to be duly executed as of the date first written above.

COMPANY:

ONDAS HOLDINGS, INC.

By:
	Name:	Eric A. Brock
	Title:	Chairman and Chief Executive Officer

HOLDER:

By:
Name:
Title:

5